Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name Collarini Associates and of references to Collarini Associates and to the inclusion of and references to our report, or information contained therein, dated 21st February 2007, prepared for ATP Oil & Gas Corporation annual report on Form 10-K for the year ended 31st December 2006, and the incorporation by reference to the report prepared by Collarini Associates into ATP Oil & Gas Corporation’s previously filed Registration Forms S-3 (Nos. 333-105699 and 333-121662) and on Form S-8 (No. 333-60762).

Collarini Associates

/s/ Mitchell C. Reece P.E.
Mitchell C. Reece P.E.
Vice President

23rd February 2007